Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2014 FOURTH QUARTER AND FULL YEAR RESULTS;
BRANCH CONSOLIDATION AND SHARE REPURCHASE AUTHORIZATION

IONIA, Mich., Jan. 23, 2015 - Independent Bank Corporation (Nasdaq: IBCP) reported fourth quarter 2014 net income of $3.9 million, or $0.17 per diluted share, versus net income of $4.8 million, or $0.21 per diluted share, in the prior-year period.

For the year ended Dec. 31, 2014, the Company reported net income of $18.0 million, or $0.77 per diluted share.  This compares to net income of $77.5 million and net income applicable to common stock of $82.1 million, or $3.55 per diluted share, in 2013.  Full year 2013 results include an income tax benefit of $54.9 million ($2.51 per diluted share) that is primarily the result of the Company reversing substantially all of its valuation allowance on deferred tax assets in the second quarter of 2013.

The Company’s fourth quarter of 2014 was highlighted by:

•	Further growth in commercial loan balances, which grew at an 11.1% annualized rate in the fourth quarter of 2014.
•	Continued progress in improving asset quality, with non-performing assets down 19.4% since Sept. 30, 2014 and loan net charge-offs down by 66.2% compared to the fourth quarter of 2013.
•	A $2.1 million, or 8.3%, year-over-year decrease in total non-interest expenses.
•	The Dec. 2014 repurchase and retirement of $5.0 million (face amount) of trust preferred securities issued by IBC Capital Finance IV, which produced a $0.5 million gain on the extinguishment of debt and will result in annual interest expense savings of approximately $0.1 million.

The Company’s full year 2014 results were highlighted by:

•	A $2.6 million, or 11.3%, increase in income before income taxes.
•	A $14.2 million, or 13.6%, decrease in total non-interest expenses.
•	Total net portfolio loan growth of $35.4 million, or 2.6%.
•	A $14.5 million, or 40.1%, decrease in non-performing assets and a $4.8 million, or 59.8%, decline in loan net charge-offs.
•	A $39.5 million, or 2.1%, increase in total deposits.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report net earnings of $3.9 million in the fourth quarter of 2014, as well as continued improvement in asset quality and further growth in loans.  As we assess all of 2014, we are proud of our many significant achievements, including: our first full year of loan growth since 2007; a significant reduction in non-performing assets; growth in pre-tax earnings; and implementation of several new technology driven products to better serve our customers.  We also celebrated our 150th anniversary in 2014, with many important events, including an emphasis on giving back to our communities through numerous volunteer activities.  As we move into 2015, we recognize the importance of improving our performance even further.  Thus, we are announcing a branch consolidation and the authorization of a share repurchase program, in addition to our ongoing efforts to grow loans and core deposits, improve asset quality, and reduce non-interest expenses.”

Operating Results

The Company’s net interest income totaled $18.1 million during the fourth quarter of 2014, a decrease of $1.3 million, or 6.7% from the year-ago period, and down slightly ($0.1 million, or 0.7%) from the third quarter of 2014. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.56% during the fourth quarter of 2014, compared to 3.96% in the year-ago period and 3.61% in the third quarter of 2014. The decrease in net interest income is due to the decline in the net interest margin that was only partially offset by an increase in average interest-earning assets.  The decrease in the net interest margin is primarily due to the prolonged low interest rate environment that has resulted in declining average yields on the Company’s loan portfolio.  Average interest-earning assets were $2.03 billion in the fourth quarter of 2014 compared to $1.96 billion in the year-ago quarter and $2.02 billion in the third quarter of 2014.

For the full year of 2014, net interest income totaled $73.3 million, a decrease of $4.7 million, or 6.0% from 2013.  The Company’s net interest margin for all of 2014 decreased to 3.67% compared to 4.11% in 2013.  The reasons for the decline in net interest income for all of 2014 are generally consistent with those described above for the comparative year-over-year quarterly periods.

Service charges on deposits totaled $3.3 million and $13.4 million, respectively, for the fourth quarter and full year of 2014, compared to $3.5 million and $14.1 million, respectively, in the year ago periods.  The decline in service charges is due principally to a decrease in non-sufficient funds (“NSF”) occurrences and related NSF fees.

Interchange income totaled $2.2 million and $8.2 million for the fourth quarter and full year of 2014, respectively, compared to $1.8 million and $7.4 million, respectively, in the year ago periods.  The increase in interchange income primarily reflects the impact of the Company’s new debit card brand agreement.

Net gains on mortgage loans were $1.5 million in the fourth quarter of 2014, compared to $1.6 million in the year-ago quarter.  For the full year of 2014, net gains on mortgage loans totaled $5.6 million compared to $10.0 million in 2013. The full-year decrease in net gains relates primarily to decreases in mortgage loan originations and sales.  The decline in mortgage lending and sales volumes principally reflects a decrease in refinance activity.

Mortgage loan servicing generated a loss of $0.6 million and income $1.2 million in the fourth quarters of 2014 and 2013, respectively.  For all of 2014 and 2013, mortgage loan servicing generated income of $0.8 million and $3.8 million, respectively.  The comparative variances are due primarily to changes in the impairment reserve and in the level of amortization of capitalized mortgage loan servicing rights.  The Company recorded a $1.0 million impairment charge on capitalized mortgage loan servicing rights in the fourth quarter of 2014.  Capitalized mortgage loan servicing rights totaled $12.1 million at Dec. 31, 2014 compared to $13.7 million at Dec. 31, 2013.  As of Dec. 31, 2014, the Company serviced approximately $1.66 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $22.9 million in the fourth quarter of 2014, compared to $25.0 million in the year-ago period.  For the full year of 2014, non-interest expenses totaled $90.0 million versus $104.1 million in 2013.  Credit related costs collectively declined by $1.6 million (60.7%) and $10.5 million (69.4%) in the fourth quarter and for all of 2014, respectively, as compared to the same periods in 2013.  Credit related costs include loan and collection expenses, net (gains) losses on other real estate (“ORE”) and repossessed assets, the provision for loss reimbursement on sold loans, and vehicle service contract counterparty contingencies expense.  Several other categories of expenses declined in 2014 as compared to the year ago period, including data processing, legal and professional, FDIC deposit insurance, interchange costs, and credit card and bank service fees.

The Company recorded an income tax expense of $1.5 million and $7.2 million in the fourth quarter and full-year of 2014, respectively.  This compares to an income tax expense of $1.3 million recorded in the fourth quarter of 2013 and an income tax benefit of $54.9 million recorded for all of 2013. The 2013 full-year results include an income tax benefit of $56.0 million associated with the reversal of substantially all of the Company’s deferred tax asset valuation allowance.  The 2014 income tax expense was reduced by a credit of approximately $0.7 million in the second quarter due to a true-up of the amount of unrecognized tax benefits relative to certain net operating loss carryforwards and the reversal of the valuation allowance on a capital loss carryforward that is now believed to be more likely than not to be realized due to the generation of certain capital gains during 2014.

In determining net income applicable to common stock, the fourth quarter and full-year of 2013 included zero and $3.0 million, respectively, of preferred stock dividends and discount accretion.  This preferred stock, which had been issued to the U.S. Treasury, was redeemed and retired in Aug. 2013.

Branch Consolidation

On Jan. 21, 2015, the Boards of Directors of the Company and its wholly-owned subsidiary, Independent Bank (the “Bank”), authorized management to effect the consolidation of certain branch offices of the Bank (the “Branch Consolidation”).  The Branch Consolidation reflects the Company’s ongoing cost reduction initiatives and undertakings to improve the overall efficiency of its operations.  The Branch Consolidation will result in the closing of six of the Bank’s branch offices.  It is expected that the aggregate, annual reduction in non-interest expenses resulting from the Branch Consolidation will amount to approximately $1.6 million.  The Company also estimates a potential annual loss of revenue of approximately $0.3 million to $0.4 million due to possible customer attrition.  The Company expects that the Branch Consolidation will be completed not later than Apr. 30, 2015.  The Company also undertook certain additional staffing reductions related to its banking operations.

The branches being consolidated are as follows:

Consolidating	Into
Bay City Broadway	Bay City Main
Croton	Newaygo
Kingston	Marlette
Ubly	Bad Axe
Unionville	Sebewaing
Vermontville	Charlotte

In connection with the Branch Consolidation, the Company expects to incur one-time expenses and charges of approximately $0.3 million in the first four months of 2015, which consist primarily of severance and certain other costs.  The Company does not expect any material loss related to the sale or disposition of real property or other fixed assets that are not otherwise deployed.

Commenting on the Branch Consolidation, President and CEO Kessel stated:  “The decision to close or consolidate a branch office is a very difficult one.  We recognize that it impacts some of our customers and our employees in that community.  However, the ways in which we interact with our customers continues to evolve.  Branch transaction volumes are declining, while mobile and other electronic channels continue to experience greatly increased usage.  It is necessary to continually evaluate our branch office footprint and make necessary adjustments in response to these changing transaction patterns.  We are confident that neighboring branches, along with our many available electronic channels, will be able to serve our customers well.”

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “We made significant progress in further improving asset quality during 2014, as evidenced by declines in non-performing assets, loan net charge-offs, and credit related expenses.  In addition, thirty- to eighty-nine day delinquency rates at Dec. 31, 2014 were 0.10% for commercial loans and 0.94% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	12/31/2014	12/31/2013	12/31/2012
	(Dollars in Thousands)
Commercial	$4,573	$5,369	$14,753
Consumer/installment	1,595	2,147	2,343
Mortgage	9,056	10,366	15,736
Payment plan receivables(2)	14	23	104
Total	$15,238	$17,905	$32,936
Ratio of non-performing loans to total portfolio loans	1.08%	1.30%	2.32%
Ratio of non-performing assets to total assets	0.96%	1.64%	2.92%
Ratio of the allowance for loan losses to non-performing loans	170.56%	180.54%	134.43%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)	Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $2.7 million, or 14.9%, since year-end 2013.  The decline in non-performing loans primarily reflects loan charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE.  ORE and repossessed assets totaled $6.5 million at Dec. 31, 2014, compared to $18.3 million at Dec. 31, 2013.  The significant decline in ORE during 2014 primarily reflects the sale of four large properties during the last six months of the year.

The provision for loan losses was a credit of $1.1 million and a credit of $0.8 in the fourth quarters of 2014 and 2013, respectively.  The provision for loan losses was a credit of $3.1 million and a credit of $4.0 million for all of 2014 and 2013, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs.  Loan net charge-offs were $0.4 million (0.12% annualized of average loans) in the fourth quarter of 2014, compared to $1.3 million (0.37% annualized of average loans) in the fourth quarter of 2013.  Loan net charge-offs were $3.2 million (0.23% of average loans) and $8.0 million (0.58% of average loans) for all of 2014 and 2013, respectively.  The full year decline in 2014 loan net charge-offs by category were: commercial loans $2.5 million; mortgage loans $1.6 million; and consumer/installment loans $0.7 million.  At Dec. 31, 2014, the allowance for loan losses totaled $26.0 million, or 1.84% of portfolio loans, compared to $32.3 million, or 2.35% of portfolio loans, at Dec. 31, 2013.

Balance Sheet, Liquidity and Capital

Total assets were $2.25 billion at Dec. 31, 2014, an increase of $38.8 million from Dec. 31, 2013.  Loans, excluding loans held for sale, were $1.41 billion at Dec. 31, 2014, compared to $1.37 billion at Dec. 31, 2013, an increase of 2.6%.  Deposits totaled $1.92 billion at Dec. 31, 2014, an increase of $39.5 million from Dec. 31, 2013.  The increase in deposits is due to growth in checking and savings account balances.

Cash and cash equivalents totaled $74.0 million at Dec. 31, 2014, versus $119.1 million at Dec. 31, 2013. Securities available for sale totaled $533.2 million at Dec. 31, 2014, versus $462.5 million at Dec. 31, 2013.  This $70.7 million increase is primarily due to the purchase of U.S. Government Agency securities, mortgage-backed securities and corporate securities during 2014.

Total shareholders’ equity was $250.4 million at Dec. 31, 2014, or 11.1% of total assets.  Tangible common equity totaled $247.7 million at Dec. 31, 2014, or $10.79 per share.  On Jan. 21, 2015, the Company’s Board of Directors declared a quarterly cash dividend on its common stock of six cents per share.  This dividend is payable on Feb. 17, 2015 to shareholders of record on Feb. 6, 2015.

The capital ratios for the Company’s wholly-owned subsidiary, Independent Bank, remain significantly above the minimum capital ratios required for the Bank to be considered “well capitalized” for regulatory purposes as follows:

Regulatory Capital Ratio	12/31/2014	12/31/2013	Well Capitalized Minimum
Tier 1 capital to average total assets	10.46%	10.09%	5.00%
Tier 1 capital to risk-weighted assets	15.63%	15.30%	6.00%
Total capital to risk-weighted assets	16.90%	16.57%	10.00%

Share Repurchase Plan

On Jan. 21, 2015, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.    The repurchase plan is authorized to last through Dec. 31, 2015.  Under the Board authorized plan, the initiation of share repurchases is also subject to the receipt of an approval by the Michigan Department of Insurance and Financial Services of a return of capital request from the Company’s wholly-owned subsidiary, Independent Bank.  The Company intends to make this request prior to Jan. 31, 2015 in an amount of at least $15.0 million.  The Company previously received approvals of return of capital requests in the amounts of $7.5 million in August 2013 and $15.0 million in March 2014.

The Company intends and expects to accomplish the repurchases through open market transactions, though the Company could effect repurchases through other means, such as privately negotiated transactions.  The timing and amount of any share repurchases will depend on a variety of factors, including, among others, the aforementioned approval of a return of capital request, securities law restrictions, the trading price of the Company's common stock, other regulatory requirements, potential alternative uses for capital, and the Company's financial performance. The repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion. The Company expects to fund any repurchases from cash on hand.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the Company’s fourth quarter and full year 2014 results in a conference call for investors and analysts beginning at 11:00 am ET on Friday, Jan. 23, 2015.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  http://services.choruscall.com/links/ibcp150123.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10058166). The replay will be available through Jan. 31, 2015.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.25 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2013. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition (unaudited)

	December 31,
	2014	2013
	(In thousands, except share amounts)
Assets
Cash and due from banks	$48,326	$48,156
Interest bearing deposits	25,690	70,925
Cash and Cash Equivalents	74,016	119,081
Interest bearing deposits - time	13,561	17,999
Trading securities	203	498
Securities available for sale	533,178	462,481
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	19,919	23,419
Loans held for sale, carried at fair value	23,662	20,390
Loans
Commercial	690,955	635,234
Mortgage	472,628	486,633
Installment	206,378	192,065
Payment plan receivables	40,001	60,638
Total Loans	1,409,962	1,374,570
Allowance for loan losses	(25,990)	(32,325)
Net Loans	1,383,972	1,342,245
Other real estate and repossessed assets	6,454	18,282
Property and equipment, net	45,948	48,594
Bank-owned life insurance	53,625	52,253
Deferred tax assets, net	48,632	57,550
Capitalized mortgage loan servicing rights	12,106	13,710
Vehicle service contract counterparty receivables, net	7,237	7,716
Other intangibles	2,627	3,163
Accrued income and other assets	23,590	22,562
Total Assets	$2,248,730	$2,209,943

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$576,882	$518,658
Savings and interest-bearing checking	943,734	910,352
Reciprocal	53,668	83,527
Retail time	338,720	358,800
Brokered time	11,298	13,469
Total Deposits	1,924,302	1,884,806
Other borrowings	12,470	17,188
Subordinated debentures	35,569	40,723
Vehicle service contract counterparty payables	1,977	4,089
Accrued expenses and other liabilities	24,041	31,556
Total Liabilities	1,998,359	1,978,362

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding:22,957,323 shares at December 31, 2014 and 22,819,136 shares at December 31, 2013	352,462	351,173
Accumulated deficit	(96,455)	(110,347)
Accumulated other comprehensive loss	(5,636)	(9,245)
Total Shareholders’ Equity	250,371	231,581
Total Liabilities and Shareholders’ Equity	$2,248,730	$2,209,943

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Interest Income	(In thousands)
Interest and fees on loans	$17,644	$17,818	$19,568	$71,823	$80,664
Interest on securities
Taxable	1,718	1,644	1,287	6,341	4,059
Tax-exempt	161	281	339	991	1,101
Other investments	324	325	331	1,400	1,297
Total Interest Income	19,847	20,068	21,525	80,555	87,121
Interest Expense
Deposits	1,178	1,236	1,343	4,967	5,706
Other borrowings	612	649	831	2,332	3,456
Total Interest Expense	1,790	1,885	2,174	7,299	9,162
Net Interest Income	18,057	18,183	19,351	73,256	77,959
Provision for loan losses	(1,087)	(632)	(835)	(3,136)	(3,988)
Net Interest Income After Provision for Loan Losses	19,144	18,815	20,186	76,392	81,947
Non-interest Income
Service charges on deposit accounts	3,280	3,579	3,473	13,446	14,076
Interchange income	2,172	1,984	1,820	8,164	7,362
Net gains (losses) on assets
Mortgage loans	1,489	1,490	1,607	5,628	10,022
Securities	(5)	168	190	329	395
Other than temporary impairment loss on securities
Total impairment loss	-	(9)	-	(9)	(26)
Loss recognized in other comprehensive loss	-	-	-	-	-
Net impairment loss recognized in earnings	-	(9)	-	(9)	(26)
Mortgage loan servicing	(598)	932	1,192	791	3,806
Title insurance fees	261	243	421	995	1,682
Gain on extinguishment of debt	500	-	-	500	-
Increase in fair value of U.S. Treasury warrant	-	-	-	-	(1,025)
Other	2,102	2,156	2,210	8,931	8,537
Total Non-interest Income	9,201	10,543	10,913	38,775	44,829
Non-Interest Expense
Compensation and employee benefits	12,447	11,718	12,311	47,221	47,924
Occupancy, net	2,197	2,079	2,257	8,912	8,845
Data processing	1,879	1,790	1,971	7,532	8,019
Loan and collection	1,109	1,391	1,374	5,392	6,886
Furniture, fixtures and equipment	1,010	1,005	1,122	4,137	4,293
Communications	714	712	714	2,926	2,919
Advertising	646	427	552	2,193	2,433
Legal and professional	589	559	616	1,969	2,459
FDIC deposit insurance	332	396	409	1,567	2,435
Interchange expense	179	368	407	1,291	1,645
Credit card and bank service fees	212	226	288	946	1,263
Vehicle service contract counterparty contingencies	30	28	1,434	199	4,837
Costs (recoveries) related to unfunded lending commitments	4	12	(33)	31	(90)
Provision for loss reimbursement on sold loans	-	-	(284)	(466)	2,152
Net (gains) losses on other real estate and repossessed assets	(90)	(285)	146	(500)	1,237
Other	1,649	1,658	1,685	6,601	6,861
Total Non-interest Expense	22,907	22,084	24,969	89,951	104,118
Income Before Income Tax	5,438	7,274	6,130	25,216	22,658
Income tax expense (benefit)	1,536	2,345	1,321	7,195	(54,851)
Net Income	$3,902	$4,929	$4,809	$18,021	$77,509
Preferred stock dividends and discount accretion	-	-	-	-	(3,001)
Preferred stock discount	-	-	-	-	7,554
Net Income Applicable to Common Stock	$3,902	$4,929	$4,809	$18,021	$82,062

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data (unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Per Common Share Data
Net Income Per Common Share (A)
Basic (B)	$0.17	$0.21	$0.21	$0.79	$5.87
Diluted (C)	0.17	0.21	0.21	0.77	3.55
Cash dividends declared per common share	0.06	0.06	-	0.18	-

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	3.91%	3.98%	4.40%	4.03%	4.59%
Interest expense	0.35	0.37	0.44	0.36	0.48
Net interest income	3.56	3.61	3.96	3.67	4.11
Net Income to (A)
Average common shareholders' equity	6.19%	7.95%	8.29%	7.43%	64.22%
Average assets	0.69	0.87	0.87	0.80	3.87

Average Shares
Basic (B)	22,952,610	22,940,375	22,815,467	22,927,339	13,970,024
Diluted (C)	23,491,133	23,478,318	23,360,524	23,471,059	21,864,306

(A)  These amounts are calculated using net income applicable to common stock.  Dividends on convertible preferred stock are added back in the diluted per share calculation.

(B)  Average shares of common stock for basic net income per common share include shares issued and outstanding during the period and participating share awards.

(C)  Average shares of common stock for diluted net income per common share include shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors. During 2013 average shares of common stock also include shares to be issued upon conversion of convertible preferred stock and shares to be issued upon exercise of common stock warrants.

(D)  Ratios have been annualized.